Exhibit 99.01
Eastman Announces Third-Quarter 2026 Financial Results

KINGSPORT, Tenn., October 29, 2026 – Eastman Chemical Company (NYSE:EMN) announced its third-quarter 2026 financial results.

•Delivered EPS growth and solid cash flow in a dynamic environment
•Strong performance in Additives & Functional Products, demonstrating resilience in a challenging environment
•Demonstrated commercial discipline in Advanced Materials as improved selling prices substantially offset higher raw material and distribution costs
•Fibers on track to deliver expected volume growth in the second half as customers meet annual contract commitments
•Announced reinstatement of a $375 million U.S. Department of Energy (DOE) award supporting the continued scale up of the circular platform; on track to drive significant revenue growth in 2026 and 2027
•On track to deliver $125 million to $150 million of cost savings, net of inflation
•Generated $377 million in operating cash flow through the first nine months and expect to release working capital in the fourth quarter

(In millions, except per share amounts; unaudited)	3Q26	3Q25
Sales revenue	$2,385	$2,202
Earnings before interest and taxes ("EBIT")	305	188
Adjusted EBIT*	305	210
Earnings per diluted share	2.19	0.60
Adjusted earnings per diluted share*	1.84	1.14
Net cash provided by operating activities	290	402

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

“Eastman delivered solid results amid ongoing global macroeconomic uncertainty and escalation of the Middle East conflict,” said Mark Costa, Board Chair and CEO. “Input costs continued to elevate, and the Eastman team successfully implemented higher sequential price increases in our specialties. We remain on track to implement approximately $500 million of selling price increases in 2026 compared to our expectations from before the Middle East conflict began. In addition, sequential sales volume/mix decreased due to seasonal declines across our key end markets and softening underlying demand in automotive and consumer durables. We also remain confident in the circular platform and are positioned for solid revenue growth this year. In this context, we remained focused on our disciplined approach toward cost savings, and we remain on track to reduce costs by $125 million to $150 million, net of inflation in 2026. We also continue to emphasize the importance of operating cash flow in this dynamic environment.”

Corporate Results 3Q 2026 versus 3Q 2025

Sales revenue increased 8 percent due to 7 percent higher selling prices and 1 percent higher sales volume/mix.

Higher selling prices across the company were primarily driven by higher raw material and distribution costs as well as tight market conditions in Chemical Intermediates due to the ongoing conflict in the Middle East.

EBIT increased primarily due to improved asset utilization after actions to reduce inventory in third quarter 2025, including lower planned maintenance expense and favorable price-cost. These factors were partially offset by higher variable compensation expense.

Segment Results 3Q 2026 versus 3Q 2025

Advanced Materials – Sales revenue increased 5 percent due to 4 percent higher selling prices and 1 percent favorable foreign currency exchange rates.

Higher selling prices in specialty plastics were due to higher raw material and distribution costs. Sales volume/mix was unchanged as increases in specialty plastics and advanced interlayers were offset by lower sales volume/mix in performance films.

EBIT increased due to substantially improved asset utilization and lower planned maintenance costs.

Additives & Functional Products – Sales revenue increased 9 percent due to 10 percent higher selling prices partially offset by 1 percent lower sales volume/mix. Higher selling prices were due to cost-pass-through contracts adjusting to higher raw material and distribution costs.

EBIT increased due to improvement in both price-cost and asset utilization.

Fibers – Sales revenue was unchanged as 4 percent higher sales volume/mix was offset by 4 percent lower selling prices. Acetate tow volume was similar to last year.

Higher sales volume/mix was due to increased sales of textiles and acetyl chemical products. Lower selling prices were due to lower acetate tow contract pricing.

EBIT decreased due to lower acetate tow contract pricing and increased raw material and distribution costs.

Chemical Intermediates – Sales revenue increased by 16 percent due to 12 percent higher selling prices and 4 percent higher sales volume/mix.

Higher selling prices and higher sales volume/mix, particularly for olefin and derivative products, were driven by increased volume availability and tight market conditions due to the ongoing conflict in the Middle East.

EBIT increased primarily due to higher spreads.

Cash Flow

In the third quarter of 2026, cash provided by operating activities was $290 million versus $402 million in the third quarter of 2025. The company returned $96 million to stockholders through dividends. See Table 5. Priorities for uses of available cash for 2026 include payment of the quarterly dividend, capital expenditures, and maintaining our solid investment-grade balance sheet.

2026 Outlook

Commenting on the outlook for fourth-quarter and full-year 2026, Costa said: “We expect to deliver a solid full-year performance in both earnings and cash flow, despite a challenging macroeconomic environment and the escalation of the Middle East conflict. In particular, the Middle East conflict has led to higher raw material and distribution costs and increasing interest rates. We expect sequential demand declines with normal seasonality and some additional customer caution somewhat offset by innovation-driven growth. In this context, we are highly focused on delivering growth in our circular platform and driving innovation across our specialty businesses. We also expect an increase in acetate tow sales volume in Fibers, as customers meet annual contract commitments. Given the acceleration of raw material and distribution costs through this quarter, we are taking additional price actions across the company. We expect to have higher planned shutdown costs in the fourth quarter, which will be partially offset by a continuation of cost actions through the year. When putting these factors together, we project adjusted earnings per share for full-year 2026 to be between $6.00 and $6.20 and operating cash flow to be approximately $850 million. These results demonstrate the value of our innovation-driven growth model and our ability to deliver solid earnings growth in an uncertain macroeconomic environment.”

The fourth-quarter 2026 projected adjusted diluted EPS excludes any non-core, unusual, or non-recurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other post-retirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

The information in this release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, sales, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, supply and demand, capacity and utilization, growth opportunities, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and as updated in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Financial Measures (Non-GAAP)

In addition to the financial information presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release includes the following non-GAAP financial measures: adjusted EBIT, adjusted EBIT margin, and adjusted earnings per diluted share. We define adjusted EBIT as the GAAP measure EBIT adjusted for non-core, unusual, or non-recurring items. Adjusted earnings per diluted share is defined as the GAAP measure earnings per diluted share adjusted for non-core, unusual, or non-recurring items. Adjusted EBIT margin is defined as adjusted EBIT divided by the GAAP measure sales revenue in the Company's Unaudited Consolidated Statement of Earnings, Comprehensive Income and Retained Earnings for the same periods. See the reconciliation tables presented in this release for a detailed reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

We believe that in addition to our results determined in accordance with GAAP, these non-GAAP financial measures provide useful information to both management and investors in measuring our financial performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP measures. These non-GAAP financial measures provide supplemental information regarding our operating performance that excludes certain gains, losses and non-cash charges that occur relatively infrequently and/or that we consider to be unrelated to our core operations. Non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Other companies in our industry may calculate these measures differently, which may limit their usefulness as comparative measures.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on Oct. 30, 2026, at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:15 p.m. Eastern Time on Oct. 29, 2026. To listen via telephone, the toll-free dial-in number is +1 (833) 461-5787, passcode 652 847 425. To speed up connecting into the teleconference, participants may pre-register at https://events.q4inc.com/analyst/652847425?pwd=0MK9YrIb; upon registration, participants will receive unique dial-in information via email. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, Oct. 30, through 11:59 p.m. Eastern Time, Nov. 10, 2026, toll-free at +1 (833) 309-1852, passcode 652 847 425.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive company, Eastman employs approximately 13,000 people around the world and serves customers in more than 100 countries. The company had 2025 revenue of approximately $8.8 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 29, 2026

For Eastman Chemical Company Third Quarter and Full Year 2026 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2026	2025	2026	2025
Sales	$2,385	$2,202	$7,075	$6,779
Cost of sales (1)(2)	1,853	1,769	5,552	5,273
Gross profit	532	433	1,523	1,506
Selling, general, and administrative expenses	171	160	534	499
Research and development expenses	63	63	188	197
Asset impairments, restructuring, and other charges, net	—	20	10	42
Other components of post-employment (benefit) cost, net	(17)	(1)	(50)	(4)
Other (income) charges, net	10	3	37	60
Earnings before interest and taxes	305	188	804	712
Net interest expense	56	54	163	156
Earnings before income taxes	249	134	641	556
(Benefit from) provision for income taxes (3)	(4)	65	97	164
Net earnings	253	69	544	392
Less: Net earnings attributable to noncontrolling interest	1	—	2	1
Net earnings attributable to Eastman	$252	$69	$542	$391

Basic earnings per share attributable to Eastman	$2.21	$0.60	$4.75	$3.41
Diluted earnings per share attributable to Eastman	$2.19	$0.60	$4.70	$3.38

Shares (in millions) outstanding at end of period	114.4	114.1	114.4	114.1
Shares (in millions) used for earnings per share calculation
Basic	114.3	114.4	114.3	114.9
Diluted	115.3	115.4	115.3	116.0
(1)First nine months 2026 included inventory adjustment charges of $3 million related to the closure of a production line at a German performance films facility in the Advanced Materials ("AM") segment.
(2)Third quarter and first nine months 2025 included inventory adjustment charges of $2 million related to the decommissioning of certain assets at performance films facilities in North America.
(3)Third quarter and first nine months 2025 provision for income taxes have been revised as a result of a correction of an item in the third quarter 2025 provision for income tax. Full year 2025 provision for income taxes was not impacted.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2026	2025	2026	2025
Sales by Segment
Advanced Materials	$762	$728	$2,294	$2,224
Additives & Functional Products	784	716	2,330	2,218
Chemical Intermediates	580	499	1,718	1,507
Fibers	255	254	723	816
Total Sales by Segment	2,381	2,197	7,065	6,765
Other	4	5	10	14
Total Eastman Chemical Company	$2,385	$2,202	$7,075	$6,779

Second Quarter
(Dollars in millions, unaudited)	2026
Sales by Segment
Advanced Materials	$817
Additives & Functional Products	807
Chemical Intermediates	643
Fibers	243
Total Sales by Segment	2,510
Other	3
Total Eastman Chemical Company	$2,513

Table 2B – Sales Revenue Change

	Third Quarter 2026 Compared to Third Quarter 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	5%	—%	4%	1%
Additives & Functional Products	9%	(1)%	10%	—%
Chemical Intermediates	16%	4%	12%	—%
Fibers	—%	4%	(4)%	—%
Total Eastman Chemical Company	8%	1%	7%	—%

	First Nine Months 2026 Compared to First Nine Months 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	3%	1%	—%	2%
Additives & Functional Products	5%	(1)%	4%	2%
Chemical Intermediates	14%	8%	5%	1%
Fibers	(11)%	(7)%	(4)%	—%
Total Eastman Chemical Company	4%	1%	2%	1%

	Third Quarter 2026 Compared to Second Quarter 2026
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(7)%	(10)%	3%	—%
Additives & Functional Products	(3)%	(7)%	4%	—%
Chemical Intermediates	(10)%	(7)%	(3)%	—%
Fibers	5%	3%	2%	—%
Total Eastman Chemical Company	(5)%	(7)%	2%	—%

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2026	2025	2026	2025
Sales by Customer Location
United States and Canada	$1,094	$972	$3,231	$2,955
Europe, Middle East, and Africa	609	563	1,811	1,783
Asia Pacific	535	534	1,613	1,656
Latin America	147	133	420	385
Total Eastman Chemical Company	$2,385	$2,202	$7,075	$6,779

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2026	2025	2026	2025
Advanced Materials
Earnings before interest and taxes	$103	$41	$272	$278
Cost of sales impact from restructuring activities (2)	—	2	3	2
Asset impairments, restructuring, and other charges, net (2)	—	10	6	10
Excluding non-core items	103	53	281	290
Additives & Functional Products
Earnings before interest and taxes	154	128	447	418
Asset impairments, restructuring, and other charges, net	—	—	—	4
Excluding non-core items	154	128	447	422
Chemical Intermediates
Earnings (loss) before interest and taxes	35	1	75	(10)
Fibers
Earnings before interest and taxes	52	67	133	236
Other
Loss before interest and taxes	(39)	(49)	(123)	(210)
Asset impairments, restructuring, and other charges net (3)	—	10	4	28
Environmental and other costs (4)	—	—	8	40
Excluding non-core items	(39)	(39)	(111)	(142)

Total Eastman Chemical Company
Earnings before interest and taxes	305	188	804	712
Cost of sales impact from restructuring activities	—	2	3	2
Asset impairments, restructuring, and other charges, net	—	20	10	42
Environmental and other costs	—	—	8	40
Total earnings before interest and taxes excluding non-core items	$305	$210	$825	$796

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$305	$188	$804	$712
Cost of sales impact from restructuring activities	—	2	3	2
Asset impairments, restructuring, and other charges, net	—	20	10	42
Other (income) charges, net	—	—	8	40
Total earnings before interest and taxes excluding non-core items	$305	$210	$825	$796

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2025 for description of third quarter and first nine months 2025 non-core items.
(2)First nine months 2026 included inventory adjustment charges of $3 million, severance charges of $3 million, and restructuring charges of $3 million related to the closure of a production line at a German performance films facility in the AM segment.
(3)First nine months 2026 included severance charges related to corporate cost reduction initiatives reported in "Other."
(4)First nine months 2026 included environmental and other costs from previously divested or non-operational sites and product lines, which included associated gains and losses.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Second Quarter
(Dollars in millions, unaudited)	2026
Advanced Materials
Earnings before interest and taxes	$109
Additives & Functional Products
Earnings before interest and taxes	151
Chemical Intermediates
Earnings before interest and taxes	58
Fibers
Earnings before interest and taxes	36
Other
Loss before interest and taxes	(43)
Asset impairments, restructuring, and other charges net	1
Environmental and other costs	8
Excluding non-core items	(34)

Total Eastman Chemical Company
Earnings before interest and taxes	311
Asset impairments, restructuring, and other charges, net	1
Environmental and other costs	8
Total earnings before interest and taxes excluding non-core items	$320

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$311
Asset impairments, restructuring, and other charges, net	1
Other (income) charges, net	8
Total earnings before interest and taxes excluding non-core items	$320

(1)For description of second quarter 2026 non-core items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2026.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins (1)(2)

	Third Quarter				First Nine Months
	2026		2025		2026		2025
(Dollars in millions, unaudited)	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$103	13.5%	$53	7.3%	$281	12.2%	$290	13.0%
Additives & Functional Products	154	19.6%	128	17.9%	447	19.2%	422	19.0%
Chemical Intermediates	35	6.0%	1	0.2%	75	4.4%	(10)	(0.7)%
Fibers	52	20.4%	67	26.4%	133	18.4%	236	28.9%
Total segment EBIT excluding non-core items	344	14.4%	249	11.3%	936	13.2%	938	13.9%
Other	(39)		(39)		(111)		(142)
Total EBIT excluding non-core items	$305	12.8%	$210	9.5%	$825	11.7%	$796	11.7%

	Second Quarter
	2026
(Dollars in millions, unaudited)	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$109	13.3%
Additives & Functional Products	151	18.7%
Chemical Intermediates	58	9.0%
Fibers	36	14.8%
Total segment EBIT excluding non-core items	354	14.1%
Other	(34)
Total EBIT excluding non-core items	$320	12.7%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Third Quarter 2026
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$305	$249	$(4)	(2)%	$252	$2.19
Non-Core Items: (1)
Interim adjustment to tax provision (2)	—	—	39		(39)	(0.35)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$305	$249	$35	15%	$213	$1.84

	Third Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP) (3)	$188	$134	$65	49%	$69	$0.60
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	2	2	1		1	0.01
Asset impairments, restructuring, and other charges, net	20	20	5		15	0.13
Income tax related item (4)	—	—	(22)		22	0.20
Interim adjustment to tax provision (2)(3)	—	—	(25)		25	0.20
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$210	$156	$24	16%	$132	$1.14

(1)See Table 3A for description of third quarter 2026 and 2025 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for third quarter 2026 and 2025 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.
(3)Third quarter 2025 provision for income taxes and interim adjustment to tax provision have been revised by offsetting amounts as a result of a correction of an item in the third quarter 2025 provision for income tax. Full year 2025 provision for income taxes was not impacted.
(4)Third quarter 2025 included expense related to a prior tax law change.

	First Nine Months 2026
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$804	$641	$97	15%	$542	$4.70
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	3	3	1		2	0.02
Asset impairments, restructuring, and other charges, net	10	10	3		7	0.06
Environmental and other costs	8	8	(1)		9	0.08
Income tax related item (2)	—	—	(13)		13	0.11
Interim adjustment to tax provision (3)	—	—	8		(8)	(0.07)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$825	$662	$95	15%	$565	$4.90

	First Nine Months 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP) (4)	$712	$556	$164	30%	$391	$3.38
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	2	2	1		1	0.01
Asset impairments, restructuring, and other charges, net	42	42	11		31	0.27
Environmental and other costs	40	40	9		31	0.26
Income tax related item (2)	—	—	(22)		22	0.20
Interim adjustment to tax provision (3)(4)	—	—	(64)		64	0.54
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$796	$640	$99	16%	$540	$4.66
(1)See Table 3A for description of first nine months 2026 and 2025 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)First nine months 2026 and 2025 included expense related to a prior tax law change.
(3)The adjusted provision for income taxes for first nine months 2026 and 2025 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.
(4)First nine months 2025 provision for income taxes and interim adjustment to tax provision have been revised by offsetting amounts as a result of a correction of an item in the third quarter 2025 provision for income tax. Full year 2025 provision for income taxes was not impacted.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Second Quarter 2026
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$311	$256	$72	28%	$183	$1.59
Non-Core or Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	1	1	—		1	0.01
Environmental and other costs	8	8	(1)		9	0.08
Income tax related item (2)	—	—	(8)		8	0.07
Interim adjustment to tax provision (3)	—	—	(26)		26	0.22
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$320	$265	$37	15%	$227	$1.97

(1)See Table 3A for description of second quarter 2026 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Second quarter 2026 included expense related to a prior tax law change.
(3)The adjusted provision for income taxes for second quarter 2026 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months (1)
(Unaudited)	2026	2025 (5)
Effective tax rate	15%	30%
Discrete tax items (2)	(1)%	—%
Tax impact of current year non-core and unusual items (3)	(1)%	(1)%
Changes in tax contingencies and valuation allowances	3%	(1)%
Forecasted full year impact of expected tax events (4)	(1)%	(12)%
Forecasted full year adjusted effective tax rate	15%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 14.5 percent and 15.5 percent in first nine months 2026 and 2025.
(2)"Discrete tax items" are items that are excluded from the Company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete tax items for first nine months 2026 are related to share based compensation expense and adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(4)Expected future tax events may include finalization of tax returns; federal, state, and foreign examinations or the expiration of statutes of limitation; and corporate restructurings.
(5)Revised as a result of a correction of an item in the third quarter 2025 provision for income tax. Full year 2025 provision for income taxes was not impacted.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2026	2025	2026	2025
Operating activities
Net earnings (1)	$253	$69	$544	$392
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	134	129	397	382
Provision for deferred income taxes	55	87	65	39
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	37	52	(332)	(131)
(Increase) decrease in inventories	(83)	204	(229)	73
Increase (decrease) in trade payables	(85)	(120)	—	(275)
Pension and other postretirement contributions (in excess of) less than expenses	(19)	(11)	(67)	(28)
Variable compensation payments (in excess of) less than expenses	55	26	77	(60)
Other items, net (1)	(57)	(34)	(78)	76
Net cash provided by operating activities	290	402	377	468
Investing activities
Additions to properties and equipment	(95)	(137)	(298)	(434)
Government incentives	—	—	3	14
Other items, net	(1)	—	(4)	5
Net cash used in investing activities	(96)	(137)	(299)	(415)
Financing activities
Net (decrease) increase in commercial paper and other borrowings	—	(54)	—	290
Proceeds from borrowings	—	—	594	246
Repayment of borrowings	—	—	(150)	(550)
Dividends paid to stockholders	(96)	(96)	(288)	(287)
Treasury stock purchases	—	(50)	—	(100)
Other items, net	(21)	(1)	(32)	(14)
Net cash (used in) provided by financing activities	(117)	(201)	124	(415)
Effect of exchange rate changes on cash and cash equivalents	—	2	—	14
Net change in cash and cash equivalents	77	66	202	(348)
Cash and cash equivalents at beginning of period	691	423	566	837
Cash and cash equivalents at end of period	$768	$489	$768	$489
(1) Third quarter and first nine months 2025 net earnings and other items, net have been revised by offsetting amounts as a result of a correction of an item in the third quarter 2025 provision for income tax. Full year 2025 provision for income taxes was not impacted.

Table 6 – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2026	2025
Total borrowings	$5,218	$4,787
Less: Cash and cash equivalents	768	566
Net debt (1)	$4,450	$4,221
(1)Included a non-cash decrease of $18 million in 2026 and a non-cash increase of $68 million in 2025 resulting from foreign currency exchange rates.